Exhibit 19.1
Extra Space Storage Inc.
Insider Trading Compliance Policy and Procedures
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Extra Space Storage Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and those employees of the Company who are in receipt of material non-public information about the Company (“Covered Employees”), including but not limited to those employees listed on Schedule I. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Chief Legal Officer or his or her designee or such other officer appointed by the Company (the “Compliance Officer”), are referred to collectively as “Covered Persons.”
Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.
Policy Statement
No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.
Blackout Periods
No director, officer or Covered Employee (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase or sell any security of the Company during the period beginning on the fifteenth (15th) calendar day of the last month of any fiscal quarter of the Company and ending after completion of the first (1st) full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company (e.g., purchases pursuant to an Employee Stock Purchase Plan), or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
•purchases or sales of the Company’s securities mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
However, the prohibitions of this Policy do apply to certain transactions under the Company’s 401(k) plan. Specifically, the prohibitions of this Policy apply to elections you may make under the 401(k) plan that result in a liquidation of some or all of your Company stock fund investment, including any election to (i) transfer funds from the Company stock fund to another 401(k) plan investment; (ii) take an in-service distribution if the distribution will result in a liquidation of some or all of your Company stock fund balance; or (iii) borrow money from the portion of the 401(k) plan account invested in the Company stock fund. As a result, your ability to immediately diversify any portion of your 401(k) plan account invested in the Company stock fund may be limited by this Policy if the matching contribution is made during a blackout period or at a time when you are in possession of material, nonpublic information.
Also, Regulation BTR (Blackout Trading Restriction), promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under Section 306(a) of the Sarbanes-Oxley Act of 2002, provides that a director or executive officer of the Company is prohibited from engaging in any transaction involving Company stock during a “pension plan blackout period” if the securities were acquired in connection with the director’s or executive officer’s service or employment as a director or executive officer. The Company will provide directors and executive officers with notice in writing of upcoming pension plan blackout periods in accordance with the requirements of Regulation BTR. There are limited exceptions to this rule and directors and executive officers should consult with the Compliance Officer prior to attempting a stock transaction during any Regulation BTR blackout period.
Exceptions to the blackout period policy may be approved by the Compliance Officer (or, in the case of exceptions for the Compliance Officer, the Chief Executive Officer or Chief Financial Officer), provided that exceptions to the blackout period policy for directors must be approved by the Board of Directors.
The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
Preclearance of Trades by Directors, Officers and Employees
All transactions (including gifts) in the Company’s securities by directors, officers, employees and any other Covered Person(s) listed on Schedule II (each, a “Preclearance Person”) must be precleared by the Compliance Officer (or the Chief Executive Officer or Chief Financial Officer for transactions by the Compliance Officer). Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.
A request for preclearance must be in writing, should generally be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must be execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are precleared must be effected within five business days of receipt of the preclearance, unless directed otherwise by the Compliance Officer. A precleared transaction (or any portion of a precleared transaction) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the SEC or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of at least one full trading day following release of the information to the public is a reasonable waiting period before such information is deemed to be public.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
Margin Accounts and Pledging
Except in the limited circumstances described below, individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer. Notwithstanding the foregoing, an officer or director of the Company may pledge Company securities so long as such officer or director continues to hold non-pledged Company securities in an amount equal to or greater than the amount of company securities required to be held pursuant to the Extra Space Storage Inc. Share Ownership Guidelines.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer;
•includes a “Cooling Off Period” for
◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
◦employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (including the exception for Trading Plans which authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award) and subject to preapproval by the Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
References to “Compliance Officer” in this section shall refer to the Chief Executive Officer or Chief Financial Officer with respect to any Trading Plan to be entered into by the Compliance Officer.
Interpretation, Amendment, and Implementation of this Policy
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.
As Adopted November 14, 2024

Schedule I
Individuals Subject to Quarterly Trading Blackouts
•All Senior Officers of the Company. “Senior Officers” shall mean the Company’s chairman of the board, chief executive officer, chief operating officer, chief financial officer, chief legal officer, head of investor relations and any other executive vice president or senior vice president.
•All members of the Company’s Board of Directors.
•All senior employees within the Finance, FP&A and Legal departments determined to have material insider information.

Schedule II
Individuals Subject to Preclearance Requirement
•All Section 16 Officers of the Company.
•All members of the Company’s Board of Directors